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                                                                    Exhibit 99.1

                                   Contact: Alaine S. Walsh
                                            Manager of Investor Relations
                                            AvalonBay Communities, Inc.
                                            703-317-4632

FOR IMMEDIATE RELEASE
---------------------

                  AVALONBAY COMMUNITIES ANNOUNCES REDEMPTION OF
              8.50% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

ALEXANDRIA, VA (JUNE 11, 2002) - AVALONBAY COMMUNITIES, INC. (NYSE/PCX: AVB) announced today that it will give notice on June 12, 2002 that it will redeem all outstanding shares of its 8.50% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock") (AVB PrC - CUSIP No. 053484200) on July 12, 2002 for redemption at a price of $25.00 per share, plus $0.1417 per share in accrued and unpaid dividends to the redemption date, for an aggregate redemption price of $25.1417 per share of Series C Preferred Stock. The following securities were previously exchanged for the Series C Preferred Stock and are therefore subject to this redemption: Avalon Bay Communities, Inc. Series C Cumulative Redeemable Preferred Stock (AVB PrC - CUSIP No. 053373304) and Bay Apartment Communities, Inc. 8.50% Series C Cumulative Redeemable Preferred Stock (BYA PrC - CUSIP No. 072012305).

From the redemption date forward, dividends on the Series C Preferred Stock will no longer accrue, and holders of the Series C Preferred Stock will have no rights other than the right to receive the redemption price of $25.1417, without interest, upon surrender of certificates representing the Series C Preferred Stock. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series C Preferred Stock to First Union National Bank, the transfer agent for the Series C Preferred Stock, during its usual business hours at the addresses specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed to holders of record of the Series C Preferred Stock on or about June 12, 2002. Questions relating to the Notice of Redemption and related materials should be directed to First Union National Bank, the redemption agent, at 1-800-829-8432 or to AvalonBay Communities, Inc. Investor Relations at (703) 317-4632.

ABOUT AVALONBAY COMMUNITIES, INC.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 144 apartment communities containing 42,219 apartment homes in eleven states and the District of Columbia, of which sixteen communities are under construction and two are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing luxury apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay's Web Site at http://www.avalonbay.com.